                           NON-COMPETITION AGREEMENT
                           -------------------------

    THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered effective as of the 26th day of August, 1999, by and between The Procter & Gamble Company and its affiliates ("P&G"), and Reed Watson ("Watson").

                                    Purpose:
                                    --------


          Recovery Engineering, Inc. ("REI") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Procter & Gamble Company and Tenzing, Inc., ("Tenzing") dated as of August 26, 1999, pursuant to which, at the Effective Time (as defined in the Merger Agreement), REI shall merge with Tenzing (the "Merger"); and

     Watson is the Chief Operating Officer of REI and shall resign his position at REI on the Effective Date; and

     Watson, in his employment with REI, learned confidential information and trade secrets of REI, and established personal and business relationships with the REI's customers, suppliers and other business associates, and the use by Watson of such relationships or information to compete with P&G or to aid others to compete with P&G would have a detrimental effect on the future profitable operation of P&G; and

     Watson has had an opportunity to, and has, reviewed this Agreement and consulted with counsel regarding same;

     NOW, THEREFORE, in consideration of (i) the above premises and (ii) other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Watson, Watson and P&G hereby covenant and agree as follows:

     1.  Term and Compensation.  The term of this Agreement shall be for a
         ---------------------
period commencing upon the Effective Date and ending two years thereafter (the "Non-Compete Term"). In consideration for Watson's obligations under this Agreement, P&G shall pay Watson $425,000 on the Effective Date and $425,000 one
(1) year after the Effective Date.

     2.  Non-Competition and Non-Solicitation Covenants.  During the Non-Compete
         ----------------------------------------------
Term, Watson shall not, as an employee (other than as a consultant of P&G), employer, stockholder, officer, director, partner, associate, consultant, advisor, proprietor, lender, or in any other manner or capacity, directly or indirectly, (i) solicit or hire any employee of P&G or otherwise interfere with or disrupt the employment relationship between P&G and any employee, (ii) engage in any business that is competitive with any business or line of business of REI, as it existed prior to the Effective Date (the "Business), in any country in the world and/or (iii) interfere with or otherwise disrupt the relationship between P&G and any vendor, supplier or client. Notwithstanding (ii) above, nothing herein shall prohibit Watson from owning publicly-traded securities of any company that competes with the Business, so long as Watson does not indirectly or directly control such company, or is otherwise deemed an affiliate of such company as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended.

     Watson expressly recognizes and agrees that the restraints imposed by this
Section 2 are reasonable as to time and geographic scope and not oppressive. Watson further expressly recognizes and agrees that the restraints imposed by this Section 2 represent a reasonable and necessary restriction for the protection of the legitimate interests of the P&G, that the failure by Watson to observe and comply with the covenants and agreements in this Section will cause irreparable harm to P&G, that it is and will continue to be difficult to ascertain the harm and damages to P&G that such a failure by Watson would cause, that the consideration received by Watson for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Watson of his ability to earn a reasonable living, and that Watson has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. Watson further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

     3.  Memoranda, Notes, Records, Etc.  All memoranda, notes, records,
         ------------------------------
customer lists or other documents made or compiled by Watson or otherwise made available to him concerning the business of REI or P&G or its subsidiaries or affiliates shall P&G's property and shall be delivered to P&G at the Effective Date.

     4.   Nondisclosure.
          -------------

          (a) Watson hereby acknowledges that in connection with his employment by REI he was exposed to and obtained certain information (including without limitation, procedures, memoranda, notes, records and customer lists whether such information has been or is made, developed or compiled by Watson or otherwise has been or is made available to him) regarding the business and operations of REI; Watson further acknowledges that such information is unique, valuable, considered trade secrets and deemed proprietary by P&G. For purposes of this Agreement, such information shall be referred to as "Confidential Information", except that the following shall not be considered Confidential Information; (a) information disclosed on a non-confidential basis to third parties by REI and (b) information disclosed and made available to the general public under operation of law.

          (b) Watson agrees that all Confidential Information is and will remain the property of the P&G. Watson further agrees, for the duration of the Non-Compete Term and thereafter, to hold in the strictest confidence all Confidential Information, and to not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than P&G and its authorized employees, to use or otherwise gain access to any Confidential Information.

     5.  Enforcement.  The parties hereto recognize that the covenants of Watson
         -----------
hereunder are special, unique and of extraordinary character. If Watson shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed by Watson, P&G shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by Watson and to enjoin Watson from performing services for any person or entity or otherwise acting in violation of Sections 2, 3 and 4 hereof. In the event of a breach of the provisions of this Agreement, Watson agrees that the remedies at law available to P&G would be inadequate to protect P&G's interests; accordingly, Watson agrees not to challenge the claim by P&G for any equitable remedy including specific performance on the basis that there are adequate remedies at law. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent P&G from seeking such other remedy in the courts as P&G may elect or invoke.

     6.  Severability/Modification.  If any term or provision of this Agreement
         -------------------------
is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

     7.  Entire Agreement/Amendment.  This instrument contains the entire
         --------------------------
agreement between the parties hereto with respect to the subject matter hereof, and may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      8.  Assignment.
          ----------

          (a) Watson may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of P&G. Any such purported delegation or assignment in the absence of such written consent shall be null and void with not force or effect.

          (b) The P&G may not assign this Agreement except to any P&G affiliate.

          (c) Subject to the limitations imposed by this Section 10, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

     9.  Governing Law.  THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS
         -------------
AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE LAWS OF CONFLICT OF LAWS.

     10.  Headings.  The section headings herein are for convenience only and
          --------
shall not be used in interpreting or construing this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                    Reed Watson:

                                     /s/ Reed Watson
                                    -------------------------------


                                    The Procter & Gamble Company:



                                      /s/ Gretchen W. Price
                                    -------------------------------
                                    By: Gretchen W. Price
                                       ----------------------------
                                    Its: Treasurer
                                        ---------------------------

                            Letter of Understanding
                            -----------------------

     This Letter of Understanding (the "Agreement") is made and entered effective as of the 26th day of August, 1999, by and between Recovery Engineering, Inc. ("REI") The Procter & Gamble Company and its affiliates ("P&G"), and Reed Watson ("Watson").

                                    Purpose
                                    -------

     Recovery Engineering, Inc. ("REI") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with P&G, dated as of August 26, 1999, pursuant to which, at the Effective Time (as defined in the Merger Agreement), REI shall merge with a subsidiary of P&G (the "Merger"); and

     Watson is the President and Chief Operating Officer of REI.

     As mutual inducements for the parties to enter into the Merger Agreement, the parties agree to the following:


1.  Options.   Watson owns 150,000 outstanding stock options which were granted
    ---------
    under various REI stock option plans. Pursuant to such plans (including, without limitation, change of control provisions in such plans), Watson has the right to exercise such options on or about the Effective Time. Notwithstanding the foregoing, Watson agrees that pursuant to the Merger Agreement, at the Effective Time, all of his 150,000 stock options will be canceled. With respect to 98,000 of such 150,000 stock options, Watson will have the right to receive the difference between the strike price and the Offer Price ($2,730,000). Watson will have no rights with respect to the remaining 52,000 stock options.

2.  Non-Competition Agreement.  Watson has executed a Non-Competition Agreement
    --------------------------
    at an even date herewith.

3.  Severance Agreement.  Watson agrees that REI shall terminate or cause to be
    --------------------
    terminated the Change-in-Control Severance Pay Agreement between REI and Watson immediately prior to the Effective Date, such that Watson shall not have any rights thereunder.

Agreed and accepted:


Reed Watson

/s/ Reed Watson
___________________

Recovery Engineering, Inc.

/s/ Brian F. Sullivan
___________________
By: Brian F. Sullivan
    Chief Executive Officer

The Procter & Gamble Company

/s/ Gretchen W. Price
________________________
By: Gretchen W. Price